Q3 News Release

Calgary, November 1, 2019	Exhibit 99.1

Imperial announces third quarter 2019 financial and operating results

•	Net income of $424 million; cash generated from operations of nearly $1.4 billion

•	Highest third quarter production in 30 years at 407,000 gross oil-equivalent barrels per day

•	Returned $512 million to shareholders through share purchases and dividends

	Third quarter			Nine months
millions of Canadian dollars, unless noted	2019	2018	Δ	2019	2018	Δ
Net income (loss) (U.S. GAAP)	424	749	-325	1,929	1,461	+468

Net income (loss) per common share, assuming dilution (dollars)	0.56	0.94	-0.38	2.51	1.79	+0.72

Capital and exploration expenditures	442	376	+66	1,400	934	+466

Estimated net income in the third quarter of 2019 was $424 million, compared to net income of $749 million in the same period of 2018. Cash generated from operating activities for the third quarter totalled nearly $1.4 billion, up from $1.2 billion generated in the third quarter of 2018.

Overall upstream gross oil-equivalent production averaged 407,000 barrels per day, up from 393,000 barrels per day in the third quarter of 2018. Gross production at Kearl averaged 224,000 barrels per day in the third quarter, with production for the first nine months of the year averaging 204,000 barrels per day.

“Imperial achieved its highest third quarter production in 30 years,” said Rich Kruger, chairman and chief executive officer. “This performance demonstrates the results of the company’s focus on upstream reliability.”

Refinery throughput averaged 363,000 barrels per day, compared to 388,000 barrels per day in the third quarter of 2018. Petroleum product sales averaged 488,000 barrels per day in the third quarter, compared to 516,000 barrels per day in the same period of 2018. Downstream volumes were affected by the planned Nanticoke refinery turnaround and ongoing impacts from the fractionation tower incident at Sarnia earlier in the year.

“Imperial continued to deliver strong cash flow in the third quarter, despite executing significant maintenance activities. Year-to-date cash generated from operations totalled $3.4 billion, supporting the company’s ability to fund its investment priorities and also return surplus cash to shareholders. During the first nine months of 2019, over $1.5 billion was returned to shareholders through dividends and share purchases,” said Kruger.

As previously announced, chairman and chief executive officer Rich Kruger declared his plans to retire at the end of December 2019 and Imperial’s board of directors announced the appointment of Brad Corson as president and a director on September 17. Mr. Corson will assume the additional roles of chairman and chief executive officer on January 1, 2020. “Imperial’s people and assets provide a solid foundation for continued growth and leadership within the Canadian energy industry,” said Corson. “I look forward to building on these strengths to deliver long-term shareholder value.”

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

IMPERIAL OIL LIMITED

Third quarter highlights

•	Net income of $424 million or $0.56 per share on a diluted basis, compared to net income of $749 million or $0.94 per share in the third quarter of 2018.

•	Cash generated from operating activities was $1,376 million, up from $1,207 million in the third quarter of 2018.

•

Capital and exploration expenditures totalled $442 million, compared with $376 million in the third quarter of 2018. Total capital expenditures for the year continue to be anticipated at between $1.8 billion and $1.9 billion.

•

Dividends paid and share purchases totalled $512 million in the third quarter of 2019. The company paid dividends of $169 million or $0.22 per share, and purchased about 9.8 million shares for $343 million.

•	Production averaged 407,000 gross oil-equivalent barrels per day, up from 393,000 barrels per day in the same period of 2018.

•

Gross production of Kearl bitumen averaged 224,000 barrels per day (159,000 barrels Imperial’s share), compared to 244,000 barrels per day (173,000 barrels Imperial’s share) in the third quarter of 2018. A planned turnaround on one of the asset’s two plants began in early-September and was completed in mid-October, impacting gross production in the quarter by an estimated 34,000 barrels per day (24,000 barrels Imperial’s share).

•	Gross production of Cold Lake bitumen averaged 142,000 barrels per day, compared to 150,000 barrels per day in the same period of 2018.

•

The company’s share of gross production from Syncrude averaged 69,000 barrels per day, up from 45,000 barrels per day in the same period of 2018. The increase was mainly due to the absence of impacts from the 2018 power disruption, partially offset by an ongoing 75-day planned turnaround which began in late-August. The turnaround impacted the company’s share of gross production in the quarter by an estimated 15,000 barrels per day.

•	Crude-by-rail shipments averaged 52,000 barrels per day in the third quarter, compared to 64,000 barrels per day in the second quarter of 2019.

•

Refinery throughput averaged 363,000 barrels per day, compared to 388,000 barrels per day in the third quarter of 2018. Capacity utilization was 86 percent, compared to 92 percent in the third quarter of 2018. The results reflect a planned turnaround at the Nanticoke refinery which began in September and is anticipated to be complete in November, as well as ongoing impacts from the fractionation tower incident at Sarnia which occurred earlier this year.

•	Petroleum product sales were 488,000 barrels per day, compared to 516,000 barrels per day in the third quarter of 2018. Lower volumes were mainly due to reduced refining throughput.

•

Speedpass+TM mobile app enhancement and promotion a success. During this promotion, the number of users enrolled increased by 50 percent. Speedpass+ users can now earn Esso Extra or PC Optimum points when using the app at participating Esso and Mobil stations nationwide.

•

Imperial to enhance artificial intelligence capabilities. Imperial announced plans to collaborate with the Alberta Machine Intelligence Institute for progressing in-house machine learning capabilities, which will develop more effective ways to recover oil and gas resources, lower operating costs and reduce environmental impacts.

IMPERIAL OIL LIMITED

Third quarter 2019 vs. third quarter 2018

The company’s net income for the third quarter of 2019 was $424 million or $0.56 per share on a diluted basis, compared to net income of $749 million or $0.94 per share in the same period of 2018.

Upstream net income was $209 million in the third quarter, compared to net income of $222 million in the same period of 2018. Earnings decreased mainly due to higher operating expenses of about $70 million and higher royalties of about $50 million, partially offset by higher volumes of about $110 million primarily at Syncrude.

West Texas Intermediate (WTI) averaged US$56.44 per barrel in the third quarter of 2019, down from US$69.43 per barrel in the same quarter of 2018. Western Canada Select (WCS) averaged US$44.21 per barrel and US$47.49 per barrel for the same periods. The WTI / WCS differential narrowed during the third quarter of 2019 to average approximately US$12 per barrel for the quarter, compared to around US$22 per barrel in the same period of 2018.

The Canadian dollar averaged US$0.76 in the third quarter of 2019, essentially unchanged from the third quarter of 2018.

Imperial’s average Canadian dollar realizations for bitumen increased in the quarter supported primarily by lower diluent costs partially offset by a decrease in WCS. Bitumen realizations averaged $51.12 per barrel in the third quarter of 2019, up from $50.42 per barrel in the third quarter of 2018. The company’s average Canadian dollar realizations for synthetic crude declined generally in line with WTI in the quarter, adjusted for changes in exchange rates and transportation costs. Synthetic crude realizations averaged $77.27 per barrel in the third quarter of 2019, compared to $89.70 per barrel in the same period of 2018.

Gross production of Cold Lake bitumen averaged 142,000 barrels per day in the third quarter, compared to 150,000 barrels per day in the same period of 2018.

Gross production of Kearl bitumen averaged 224,000 barrels per day in the third quarter (159,000 barrels Imperial’s share), compared to 244,000 barrels per day (173,000 barrels Imperial’s share) in the third quarter of 2018. Lower production was mainly due to timing of planned turnaround activity.

The company’s share of gross production from Syncrude averaged 69,000 barrels per day, up from 45,000 barrels per day in the third quarter of 2018. Higher production was mainly due to the absence of production impacts from the 2018 power disruption, partially offset by planned turnaround activity.

Downstream net income was $221 million in the third quarter, compared to $502 million in the third quarter of 2018. Earnings were negatively impacted by lower margins of about $230 million and planned turnaround activity of about $70 million.

Refinery throughput averaged 363,000 barrels per day, compared to 388,000 barrels per day in the third quarter of 2018. Capacity utilization was 86 percent, compared to 92 percent in the third quarter of 2018. Reduced throughput was mainly due to planned turnaround activity at Nanticoke and ongoing impacts from the fractionation tower incident at Sarnia which occurred earlier in 2019.

Petroleum product sales were 488,000 barrels per day, compared to 516,000 barrels per day in the third quarter of 2018. Lower petroleum product sales were mainly due to lower refinery throughput.

Chemical net income was $38 million in the third quarter, compared to $69 million from the same quarter of 2018, primarily reflecting lower margins.

Corporate and other expenses were $44 million in the third quarter, unchanged from the same period of 2018.

Cash flow generated from operating activities was $1,376 million in the third quarter, up from $1,207 million in the corresponding period in 2018, primarily reflecting favourable working capital effects, partially offset by lower earnings.

IMPERIAL OIL LIMITED

Investing activities used net cash of $413 million in the third quarter, compared with $352 million used in the same period of 2018.

Cash used in financing activities was $519 million in the third quarter, compared with $580 million used in the third quarter of 2018. Dividends paid in the third quarter of 2019 were $169 million. The per share dividend paid in the third quarter was $0.22, up from $0.19 in the same period of 2018. During the third quarter, the company, under its share purchase program, purchased about 9.8 million shares for $343 million, including shares purchased from Exxon Mobil Corporation. In the third quarter of 2018, the company purchased about 10 million shares for $418 million.

The company’s cash balance was $1,531 million at September 30, 2019, versus $1,148 million at the end of third quarter 2018.

The company currently anticipates exercising its share purchases uniformly over the duration of the program. Purchase plans may be modified at any time without prior notice.

IMPERIAL OIL LIMITED

Nine months highlights

•	Net income of $1,929 million, up from net income of $1,461 million in 2018.

•	Net income per share on a diluted basis was $2.51, up from net income per share of $1.79 in 2018.

•	Cash flow generated from operating activities was $3,405 million, up from $3,051 million in 2018.

•	Gross oil-equivalent production averaged 398,000 barrels per day, up from 367,000 barrels per day in 2018.

•	Refinery throughput averaged 363,000 barrels per day, compared to 386,000 barrels per day in 2018.

•	Petroleum product sales were 481,000 barrels per day, compared to 503,000 barrels per day in 2018.

•	Per share dividends declared during the year totalled $0.63, up from $0.54 per share in 2018.

•	Returned over $1.5 billion to shareholders through share purchases and dividends.

Nine months 2019 vs. nine months 2018

Net income in the first nine months of 2019 was $1,929 million, or $2.51 per share on a diluted basis, up from net income of $1,461 million or $1.79 per share in the first nine months of 2018. 2019 results include a favourable impact, largely non-cash, of $662 million associated with the Alberta corporate income tax rate decrease. On June 28, 2019, the Alberta government enacted a 4 percent decrease in the provincial tax rate, from 12 percent to 8 percent by 2022.

Upstream net income was $1,252 million for the first nine months of the year, reflecting the favourable impact associated with the decreased Alberta corporate income tax rate of $689 million. Excluding this impact, 2019 net income was $563 million, up from net income of $172 million in the same period of 2018. Improved results reflect higher volumes of about $530 million at Syncrude, Kearl and Norman Wells, as well as the impact of higher crude oil realizations of about $220 million and favourable foreign exchange impacts of about $90 million. Results were negatively impacted by higher operating expenses of about $270 million, higher royalties of about $130 million, and lower Cold Lake volumes of about $70 million.

West Texas Intermediate averaged US$57.10 per barrel in the first nine months of 2019, down from US$66.77 per barrel in the same period of 2018. Western Canada Select averaged US$45.32 per barrel and US$44.98 per barrel for the same periods. The WTI / WCS differential narrowed to average approximately US$12 per barrel in the first nine months of 2019, from around US$22 per barrel in the same period of 2018.

The Canadian dollar averaged US$0.75 in the first nine months of 2019, a decrease of $0.03 from the same period in 2018.

Imperial’s average Canadian dollar realizations for bitumen increased in the first nine months of 2019, supported primarily by lower diluent costs. Bitumen realizations averaged $52.44 per barrel, up from $45.04 per barrel from the same period in 2018. The company’s average Canadian dollar realizations for synthetic crude declined generally in line with WTI, adjusted for changes in exchange rates and transportation costs. Synthetic crude realizations averaged $74.59 per barrel, compared to $83.66 per barrel from the same period in 2018.

Gross production of Cold Lake bitumen averaged 141,000 barrels per day in the first nine months of 2019, compared to 145,000 barrels per day in the same period of 2018.

Gross production of Kearl bitumen averaged 204,000 barrels per day in the first nine months of 2019 (145,000 barrels Imperial’s share), up from 202,000 barrels per day (144,000 barrels Imperial’s share) in the same period of 2018.

During the first nine months of 2019, the company’s share of gross production from Syncrude averaged 76,000 barrels per day, up from 53,000 barrels per day in the same period of 2018. Higher production was mainly due to the absence of production impacts from the 2018 power disruption.

IMPERIAL OIL LIMITED

Downstream net income was $736 million for the first nine months of 2019, compared to $1,224 million for the same period of 2018. Earnings were negatively impacted by lower margins of about $430 million, reliability events of about $140 million, including the fractionation tower incident at Sarnia, and lower sales volumes of about $100 million. These factors were partially offset by lower net turnaround impacts of about $80 million, and favourable foreign exchange effects of about $60 million.

Refinery throughput averaged 363,000 barrels per day in the first nine months of 2019, compared to 386,000 barrels per day in the same period of 2018. Capacity utilization was 86 percent, compared to 91 percent in the same period of 2018. Reduced throughput was mainly due to higher planned turnaround activities and impacts from the Sarnia fractionation tower incident.

Petroleum product sales were 481,000 barrels per day in the first nine months of 2019, compared to 503,000 barrels per day in the same period of 2018. Lower petroleum product sales were mainly due to lower refinery throughput.

Chemical net income was $110 million in the first nine months of 2019, compared to $220 million in the same period of 2018, primarily reflecting lower margins.

Corporate and other expenses were $169 million in the first nine months of 2019, compared to $155 million in the same period of 2018.

Cash flow generated from operating activities was $3,405 million in the first nine months of 2019, up from $3,051 million in the same period of 2018, primarily reflecting favourable working capital effects.

Investing activities used net cash of $1,305 million in the first nine months of 2019, compared with $1,096 million used in 2018, primarily reflecting higher additions to property, plant and equipment.

Cash used in financing activities was $1,557 million in the first nine months of 2019, compared with $2,002 million used in the same period of 2018. Dividends paid in the first nine months of 2019 were $465 million. The per share dividend paid in the first nine months of 2019 was $0.60, up from $0.51 in the same period of 2018. During the first nine months of 2019, the company, under its share purchase program, purchased about 29.6 million shares for $1,072 million, including shares purchased from Exxon Mobil Corporation. In the first nine months of 2018, the company purchased about 38.5 million shares for $1,561 million.

Key financial and operating data follow.

IMPERIAL OIL LIMITED

Forward-looking statements

Statements of future events or conditions in this release, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Forward-looking statements can be identified by words such as believe, anticipate, propose, plan, goal, target, estimate, expect, future, continue, likely, may, should, will and similar references to future periods. Disclosure related to capital expenditures for 2019; timing of Nanticoke turnaround activities; the development, application and impact of artificial intelligence technology; and the anticipated purchases under the share purchase program constitute forward-looking statements.

Forward-looking statements are based on the company’s current expectations, estimates, projections and assumptions at the time the statements are made. Actual future financial and operating results, including expectations and assumptions concerning demand growth and energy source, supply and mix; commodity prices and foreign exchange rates; production rates, growth and mix; project plans, dates, costs, capacities and execution; production life and resource recoveries; cost savings; applicable laws and government policies; and capital and environmental expenditures could differ materially depending on a number of factors. These factors include changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products and resulting price and margin impacts; transportation for accessing markets; political or regulatory events, including changes in law or government policy, applicable royalty rates and tax laws; third party opposition to operations and projects; environmental risks inherent in oil and gas exploration and production activities; environmental regulation, including climate change and greenhouse gas regulation and changes to such regulation; currency exchange rates; availability and allocation of capital; availability and performance of third party service providers; unanticipated operational disruptions; management effectiveness; project management and schedules; response to technological developments; operational hazards and risks; cybersecurity incidents; disaster response preparedness; the ability to develop or acquire additional reserves; and other factors discussed in Item 1A risk factors and Item 7 management’s discussion and analysis of financial condition and results of operations of Imperial Oil Limited’s most recent annual report on Form 10-K.

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

In this release all dollar amounts are expressed in Canadian dollars unless otherwise stated. This release should be read in conjunction with Imperial’s most recent Form 10-K. Note that numbers may not add due to rounding.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

IMPERIAL OIL LIMITED

Attachment I

	Third Quarter		Nine Months
millions of Canadian dollars, unless noted	2019	2018	2019	2018

Net Income (loss) (U.S. GAAP)
Total revenues and other income	8,736	9,732	25,979	27,209
Total expenses	8,182	8,706	24,298	25,222
Income (loss) before income taxes	554	1,026	1,681	1,987
Income taxes	130	277	(248)	526
Net income (loss)	424	749	1,929	1,461

Net income (loss) per common share (dollars)	0.56	0.94	2.51	1.79
Net income (loss) per common share - assuming dilution (dollars)	0.56	0.94	2.51	1.79

Other Financial Data
Gain (loss) on asset sales, after tax	25	6	31	21

Total assets at September 30			41,907	41,819

Total debt at September 30			5,161	5,188

Shareholders’ equity at September 30			24,965	23,979

Capital employed at September 30			30,150	29,186

Dividends declared on common stock
Total	166	151	482	438
Per common share (dollars)	0.22	0.19	0.63	0.54

Millions of common shares outstanding
At September 30			752.9	792.7
Average - assuming dilution	760.3	800.5	770.0	816.9

IMPERIAL OIL LIMITED

Attachment II

	Third Quarter		Nine Months
millions of Canadian dollars	2019	2018	2019	2018

Total cash and cash equivalents at period end	1,531	1,148	1,531	1,148

Net income (loss)	424	749	1,929	1,461
Adjustments for non-cash items:
Depreciation and depletion	419	364	1,201	1,099
Impairment of intangible assets	-	46	-	46
(Gain) loss on asset sales	(28)	(10)	(34)	(29)
Deferred income taxes and other	116	276	(359)	485
Changes in operating assets and liabilities	445	(218)	668	(11)
Cash flows from (used in) operating activities	1,376	1,207	3,405	3,051

Cash flows from (used in) investing activities	(413)	(352)	(1,305)	(1,096)
Proceeds associated with asset sales	30	13	66	34

Cash flows from (used in) financing activities	(519)	(580)	(1,557)	(2,002)

IMPERIAL OIL LIMITED

			Attachment III
	Third Quarter		Nine Months
millions of Canadian dollars	2019	2018	2019	2018

Net income (loss) (U.S. GAAP)
Upstream	209	222	1,252	172
Downstream	221	502	736	1,224
Chemical	38	69	110	220
Corporate and other	(44)	(44)	(169)	(155)
Net income (loss)	424	749	1,929	1,461

Revenues and other income
Upstream	3,105	3,262	10,000	8,880
Downstream	6,612	7,330	19,425	20,542
Chemical	298	408	935	1,187
Eliminations / Corporate and other	(1,279)	(1,268)	(4,381)	(3,400)
Revenues and other income	8,736	9,732	25,979	27,209

Purchases of crude oil and products
Upstream	1,376	1,566	4,764	4,513
Downstream	5,142	5,567	15,062	15,664
Chemical	167	239	531	657
Eliminations	(1,286)	(1,273)	(4,401)	(3,418)
Purchases of crude oil and products	5,399	6,099	15,956	17,416

Production and manufacturing expenses
Upstream	1,087	1,073	3,414	3,191
Downstream	460	356	1,315	1,212
Chemical	54	51	182	154
Eliminations	-	-	-	-
Production and manufacturing expenses	1,601	1,480	4,911	4,557

Capital and exploration expenditures
Upstream	302	257	975	646
Downstream	124	105	364	250
Chemical	4	8	27	19
Corporate and other	12	6	34	19
Capital and exploration expenditures	442	376	1,400	934

Exploration expenses charged to income included above	4	4	42	13

IMPERIAL OIL LIMITED

			Attachment IV
Operating statistics	Third Quarter		Nine Months
	2019	2018	2019	2018

Gross crude oil and natural gas liquids (NGL) production
(thousands of barrels per day)
Cold Lake	142	150	141	145
Kearl	159	173	145	144
Syncrude	69	45	76	53
Conventional	13	3	12	3
Total crude oil production	383	371	374	345
NGLs available for sale	2	1	1	1
Total crude oil and NGL production	385	372	375	346

Gross natural gas production (millions of cubic feet per day)	132	127	138	124

Gross oil-equivalent production (a)	407	393	398	367
(thousands of oil-equivalent barrels per day)

Net crude oil and NGL production (thousands of barrels per day)
Cold Lake	110	119	113	117
Kearl	154	163	139	137
Syncrude	60	45	66	51
Conventional	13	3	13	2
Total crude oil production	337	330	331	307
NGLs available for sale	1	2	2	2
Total crude oil and NGL production	338	332	333	309

Net natural gas production (millions of cubic feet per day)	131	127	137	122

Net oil-equivalent production (a)	360	353	356	329
(thousands of oil-equivalent barrels per day)

Cold Lake blend sales (thousands of barrels per day)	181	194	186	198
Kearl blend sales (thousands of barrels per day)	226	234	200	200
NGL sales (thousands of barrels per day)	5	5	6	5

Average realizations (Canadian dollars)
Bitumen (per barrel)	51.12	50.42	52.44	45.04
Synthetic oil (per barrel)	77.27	89.70	74.59	83.66
Conventional crude oil (per barrel)	53.90	74.02	54.79	70.69
NGL (per barrel)	14.96	36.92	23.72	38.93
Natural gas (per thousand cubic feet)	1.36	2.19	2.06	2.37

Refinery throughput (thousands of barrels per day)	363	388	363	386
Refinery capacity utilization (percent)	86	92	86	91

Petroleum product sales (thousands of barrels per day)
Gasolines	259	264	250	254
Heating, diesel and jet fuels	164	179	169	182
Heavy fuel oils	25	29	24	25
Lube oils and other products	40	44	38	42
Net petroleum products sales	488	516	481	503

Petrochemical sales (thousands of tonnes)	194	208	579	626
(a)	Gas converted to oil-equivalent at six million cubic feet per one thousand barrels.

IMPERIAL OIL LIMITED

		Attachment V
	Net income (loss) (U.S. GAAP) millions of Canadian dollars	Net income (loss) per common share - diluted (a) Canadian dollars

2015
First Quarter	421	0.50
Second Quarter	120	0.14
Third Quarter	479	0.56
Fourth Quarter	102	0.12
Year	1,122	1.32

2016
First Quarter	(101)	(0.12)
Second Quarter	(181)	(0.21)
Third Quarter	1,003	1.18
Fourth Quarter	1,444	1.70
Year	2,165	2.55

2017
First Quarter	333	0.39
Second Quarter	(77)	(0.09)
Third Quarter	371	0.44
Fourth Quarter	(137)	(0.16)
Year	490	0.58

2018
First Quarter	516	0.62
Second Quarter	196	0.24
Third Quarter	749	0.94
Fourth Quarter	853	1.08
Year	2,314	2.86

2019
First Quarter	293	0.38
Second Quarter	1,212	1.57
Third Quarter	424	0.56
Year	1,929	2.51
(a)	Computed using the average number of shares outstanding during each period. The sum of the quarters presented may not add to the year total.